Exhibit 10(c)

WELLS FARGO & COMPANY

SUPPLEMENTAL 401(k) PLAN

(as amended through April 28, 2009)

Sec. 1 Name and Purpose. The name of the Plan is the “Wells Fargo & Company Supplemental 401(k) Plan” (the “Plan”). This Plan, as amended and restated, shall be effective January 1, 2008. This Plan is maintained by Wells Fargo & Company (the “Company”) for the purposes of providing benefits to participants in the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”) whose contributions to the 401(k) Plan are limited by Internal Revenue Code (the “Code”) sections 401(a)(17) and 402(g) and providing benefits to eligible employees who have chosen to defer compensation into a nonqualified deferred compensation plan maintained by the Company that would otherwise be available for contributions to the 401(k) Plan.

The terms of this restatement are intended to comply with Code section 409A, as added by the American Jobs Creation Act of 2004. The terms of this restatement shall apply to: (i) deferred compensation that relates all or in part to services performed on or after January 2005, and (ii) deferred compensation that relates entirely to services performed on or before December 31, 2004 if such amounts were not yet paid from the Plan as of the effective date of this restatement. For the period January 1, 2005 through December 31, 2007, the Plan was administered in accordance with Code section 409A and guidance issued by the Internal Revenue Service and Treasury.

Sec. 2 Definitions. All references herein to the “401(k) Plan” are references to the Wells Fargo & Company 401(k) Plan as it may be amended from time to time. In addition, except where specifically defined in this Plan, all capitalized terms herein shall have the same meaning as given to those terms in the 401(k) Plan.

Sec. 3 Nonqualified Certified Compensation. Nonqualified Certified Compensation for purposes of the credits to Plan Accounts under Section 8 means a participant’s base pay and all approved commissions, bonuses and incentive payments paid to the participant by the Company or a Participating Employer during a particular pay period, subject to the following:

(a)	Nonqualified Certified Compensation shall include any Salary Deferral Contributions on behalf of a participant under the 401(k) Plan, any salary reduction contributions to any cafeteria plan under Code section 125, and any salary reduction contributions to a qualified transportation fringe benefit under Code section 132(f)(4) maintained by a Participating Employer. Nonqualified Certified Compensation shall not include any severance payment. For a participant who commences a leave of absence that is classified by his or her Participating Employer as a salary continuation leave of absence, Nonqualified Certified Compensation shall not include any salary continuation pay paid to the participant while on a salary continuation leave of absence that is paid following the pay day for the pay period in which the leave began.

(b)	Nonqualified Certified Compensation shall include payments under any commission, bonus or incentive compensation programs or plans which the Company designates as included in Nonqualified Certified Compensation by written action of the Executive Vice President of Human Resources. Notwithstanding the previous sentence, payments under any such commission, bonus or incentive compensation plan shall not be included in Nonqualified Certified Compensation to the extent those payments exceed any limit the Company establishes in such written action.

(c)	Nonqualified Certified Compensation shall include deferrals of base pay, approved commissions, bonuses and incentive payments for a participant who has entered into an agreement under a nonqualified deferred compensation plan or arrangement maintained by the Company or any other Participating Employer under which payment of such compensation will be deferred to a year subsequent to the year in which it would otherwise have been paid to the participant, subject to any limitations imposed by the Company.

(d)	Nonqualified Certified Compensation shall include for a participant who has entered into an agreement under a nonqualified deferred compensation plan or arrangement maintained by the Company or any other Participating Employer to defer compensation, the amount of such deferred compensation that would have been considered Certified Compensation under the 401(k) Plan if it had not been deferred under the nonqualified deferred compensation plan.

(e)	Notwithstanding the foregoing provisions of this section, commencing January 1, 2003 and solely for purposes of allocating Employer Matching Contributions under Section 8, any Nonqualified Certified Compensation paid to a participant while the participant is employed in a position subject to this subsection (e) shall be disregarded to the extent such Nonqualified Certified Compensation exceeds $50,000 for a Plan Year.

(1)	This subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc. or any of its subsidiaries in any of the following job categories: Mortgage Consultant, Mortgage Consultant In-House, Mortgage Consultant Subprime, Mortgage Consultant Emerging Markets, Mortgage Consultant Reverse, Mortgage Consultant Renovation, Mortgage Consultant Junior, Mortgage Consultant Team, Retail Sales Supervisor, Subprime Sales Supervisor, Renovation Sales Supervisor, Escrow Sales Representative, Renovation Staff Consultant, Marketing Representative, Wholesale Account Executive, Wholesale Account Executive Subprime or any other job category which Wells Fargo Home Mortgage, Inc. classifies as equivalent to the job categories listed above. In addition, this subsection (e) applies to any Participant who is employed by Wells Fargo Home Mortgage, Inc. or any of its subsidiaries in one of the job categories listed above (or in any other job category that the Plan Administrator classifies as equivalent to one of the job categories listed above for purposes of this subsection (e)) and who is also simultaneously employed by Wells Fargo Investments, LLC.

(2)	If a participant is transferred into a position that is subject to this subsection (e) during a Plan Year, the $50,000 limit under this subsection for that Plan Year shall be reduced (but not below $0) by the amount of Nonqualified Certified Compensation credited to the participant for service during that Plan Year prior to the transfer date.

(f)	For purposes of applying the foregoing provisions of this section:

(1)	Nonqualified Certified Compensation does not include any compensation paid to the Participant following the bi-weekly pay date for the pay period in which the Participant’s Separation from Service occurs. However, the preceding sentence ceases to apply on the date, if any, on which the individual again becomes an Active Participant under the 401(k) Plan.

(2)	For purposes of determining Employer Matching Contributions under Section 8, the Nonqualified Certified Compensation recognized for a particular calendar quarter, Plan Year or portion of a Plan Year includes compensation not otherwise excluded under subsections (a) through (e) of this section which is paid on or after the first day of such period, including any such compensation related to service performed in a pay period or part of a pay period before the first day of that calendar quarter, Plan Year or portion of a Plan Year, and all Nonqualified Certified Compensation paid before the first day or after the last day of that calendar quarter, Plan Year or portion of a Plan Year will be disregarded. However, if a former Active Participant becomes an Active Participant in the 401(k) Plan again during a calendar quarter or Plan Year, any compensation for periods prior to the date the individual became an Active Participant again that is excluded from Certified Compensation under the 401(k) Plan will also be disregarded in determining the contributions under Section 8.

(g)	Notwithstanding any provision of this Section 3 to the contrary, Nonqualified Certified Compensation shall exclude any compensation earned with respect to services performed on or after July 1, 2009.

Sec. 4 Company and Participating Employers. The “Company” is Wells Fargo & Company, a Delaware corporation, and any successor to said corporation. Each Participating Employer in the 401(k) Plan shall also be a Participating Employer in this Plan if any of its employees are eligible to become participants in this Plan.

Sec. 5 Participation. Employees of the Company or of any other Participating Employer who satisfy one or more of the following criteria are eligible to participate in this Plan:

(a)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and who enter into an agreement with their respective Participating Employer under which payment of compensation earned by the participant will be deferred to a stated year subsequent to the year in which it would otherwise have been recognized as Certified Compensation under the 401(k) Plan. The compensation of a participant that is so deferred is referred to in this Plan as “Deferred Compensation.”

(b)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Salary Deferral Contributions and/or Employer Matching Contributions for a Plan Year are limited by Code section 401(a)(17).

(c)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Employer Matching Contributions under the 401(k) Plan for a Plan Year did not reach the maximum of six percent of Certified Compensation as a result of the limitation on Salary Deferral Contributions under Code section 402(g).

(d)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Employer Matching Contribution under the 401(k) Plan for a Plan Year is reduced as a result of the Plan’s compliance for such Plan Year with the nondiscrimination testing requirements of Code sections 401(k)(3) and/or 401(m)(2) and the regulations under said sections.

Notwithstanding any provision of this Section 5 to the contrary, no person who is not a participant in the Plan on June 30, 2009 shall become a participant on or after July 1, 2009, and no participant who is not an Active Participant on June 30, 2009 shall become an Active Participant on or after July 1, 2009.

Sec. 6 Establishment of Plan Account. An account (a “Plan Account”) shall be established under this Plan for each participant.

Sec. 7 Credits for Lost Employer Matching Contributions. For each Plan Year, the Plan Account of a participant described in Section 5(d) will receive a credit equal to the amount, if any, by which the participant’s Employer Matching Contribution under the 401(k) Plan for the Plan Year was reduced as a result of the 401(k) Plan’s compliance with the requirements described in Section 5(d). However, the participant’s credit under this section for any Plan Year will not exceed the limit under Code section 402(g) applicable to that Plan Year (disregarding any additional catch-up contributions permitted under Code section 414(v)). The credit under this section for each Plan Year shall be made as of the end of the Plan Year in which the Employer Matching Contribution would have been reflected in the participant’s 401(k) Plan Account if the reductions described in Section 5(d) had not occurred with respect to that Plan Year. A participant shall receive the credit under this section for a Plan Year even if the participant terminates employment prior to the end of the Plan Year.

Notwithstanding the foregoing, however, the credit made pursuant to this Section 7 shall be limited as follows:

(a)	For the Plan Year commencing January 1, 2009, the credit under this section to the Plan Account of a participant who was an Active Participant on June 30, 2009 shall be determined as if the participant had incurred a Separation from Service on account of his Termination of Employment on June 30, 2009 and did not have any Employer Matching Contribution under the 401(k) Plan on or after July 1, 2009. In determining the amount of the credit, if any, to which a participant is entitled for the portion of the Plan Year ending on June 30, 2009, the Employer Matching Contribution under the 401(k) Plan for such Plan Year shall be deemed to have been reduced in a “last in, first out” order: that is, the reduction in Employer Matching Contribution shall be taken first from the Employer Matching Contribution that matches the participant’s last contribution for the Plan Year to his 401(k) Account, working backwards there from to the participant’s first contribution for the Plan Year to his 401(k) Account, to the extent reductions in the Employer Matching Contribution are necessary to achieve the 401(k) Plan’s compliance with the requirements described in Section 5(d).

(b)	For any Plan Year commencing after January 1, 2009, no credit shall be made to a participant’s Plan Account.

Sec. 8 Credits Based on Limits on Contributions. For each Plan Year, the Plan Account of each participant described in Sections 5(a), 5(b) and/or 5(c) shall receive Employer Matching Contribution credits equal to the sum of the amounts determined for each quarter of the Plan Year as follows:

(a)	To be eligible to receive a credit with respect to a particular calendar quarter, the participant must have been eligible to receive Employer Matching Contributions under the 401(k) Plan for that quarter, and either (i) the participant was employed by a Participating Employer or an Affiliate on the last business day of the calendar quarter, or (ii) the participant’s Termination of Employment occurred during that quarter due to the participant’s Retirement or Disability or due to the participant’s death. Any Nonqualified Certified Compensation or Deferred Compensation attributable to a calendar quarter with respect to which the participant is not eligible to receive Employer Matching Contributions under the 401(k) Plan will be disregarded in applying this section.

(b)	The participant’s credit under this section for a calendar quarter will be equal to the sum of the amounts determined under paragraph (1) and paragraph (2) for that quarter:

(1)	The participant’s applicable percent for the Plan Year, multiplied by the Deferred Compensation deducted from the participant’s compensation during that calendar quarter.

(2)	The amount determined under subparagraph (A) for the quarter, minus the amount determined under subparagraph (B) for that quarter:

(A)	The participant’s applicable percent for the Plan Year, multiplied by an amount (not less than $0) equal to: (i) the participant’s Nonqualified Certified Compensation for the portion of the Plan Year ending on the last day of that quarter, minus (ii) the Deferred Compensation recognized under paragraph (1) for the current quarter and all previous quarters of the Plan Year, and minus (iii) the limit on Certified Compensation under Code section 401(a)(17) in effect for that Plan Year.

(B)	The amount determined under this paragraph (2) for all previous quarters of the Plan Year.

(c)	For purposes of this Section 8, a participant’s “applicable percent” for a Plan Year is equal to the smaller of (i) six percent, or (ii) the percent by which the participant has elected to have his or her Certified Compensation reduced for the purpose of making Salary Deferral Contributions under the 401(k) Plan in the election that is in effect on January 1st of that year. The percent determined under the preceding sentence shall apply to the participant for the entire Plan Year without regard to any changes the participant may subsequently make in his or her deferral election for purposes of contributions to the 401(k) Plan.

(d)	Notwithstanding the foregoing, in the case of a participant employed during the Plan Year in a position subject to Section 3(e), the total credits for the Plan Year under subsection (b) shall not exceed the participant’s applicable percent for the Plan Year, multiplied by an amount (not less than $0) equal to (i) the limit on Nonqualified Certified Compensation for the Plan Year under Section 3(e), minus (ii) the participant’s Certified Compensation for the Plan Year.

(e)	Notwithstanding any provision of this Section 8 to the contrary, no credit under this Section 8 shall be made to a participant’s Plan Account with respect to any calendar quarter commencing on or after July 1, 2009, except that the credit determined under Section 8(b)(1) shall be calculated based on the participant’s Deferred Compensation for all of 2009. No credit under this Section 8 shall be made to any participant’s Plan Account for any Plan Year commencing on or after January 1, 2010.

Credits under this section shall be reflected in the participant’s Plan Account as of the end of the Plan Year in which an Employer Matching Contribution would have been reflected in the participant’s 401(k) Plan Account if the limits specified in Sections 5(b) and 5(c) did not apply for that Plan Year and if the Deferred Compensation had been recognized as Certified Compensation for the Plan Year.

Sec. 9 Investment of Credits. All participants’ Plan Accounts are allocated solely to the Wells Fargo & Company Stock Investment Fund, and no other Investment Funds are available.

Sec. 10 Adjustment and Funding of Accounts. Credits to a participant’s Plan Account shall be subject to the following:

(a)	Credits to participants’ Plan Accounts shall be stated in the form of shares of Company common stock, the number of which shall be determined by dividing the amount of the credits made pursuant to Sections 7 or 8 of this Plan for a Plan Year by the New York Stock Exchange only closing price per share of Company common stock as of December 31 of that Plan Year. If December 31 is not a trading date, the closing price per share of Company common stock reported on the trading date immediately preceding that December 31 shall be used. Adjustments to the number of shares of Company common stock credited to the participant’s Plan Account shall be made to reflect dividends paid on Company common stock pursuant to subsection (c) below. If the Company chooses to fund the credits to the Wells Fargo & Company Stock Investment Fund, the Company shall make contributions in cash or in Company common stock to the trust described in Section 21. Any cash contributions shall be used by the trustee to purchase shares of Company common stock within 10 business days after such deposit. Purchase of such shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from the Company. All shares held by the trust shall be held in the name of the trustee.

(b)	All Plan Account credits shall consist solely of bookkeeping entries.

(c)

Each time a dividend is paid on the Company common stock, the participant shall receive a credit to the Wells Fargo & Company Stock Investment Fund in his or her Plan Account. The amount of the dividend credit shall be the number of shares of Company common stock determined by multiplying the dividend amount per share by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend and dividing the product by the New York Stock Exchange only closing price per share of Company common stock as of the trading date immediately preceding the dividend payment date.

Sec. 11 Plan Account Statements. The Company may from time to time issue statements to participants advising them of the status of their Plan Accounts, but shall not be required to do so. The issuance of such statements shall not in any way affect the rights of participants hereunder.

Sec. 12 Number of Shares under the Plan/Adjustments for Certain Changes in Capitalization. As of December 31, 2003, 2,742,974 shares of Company common stock were credited to Plan Accounts (as adjusted for the August 11, 2006 two-for-one stock split). On and after January 1, 2004, no more than an additional 4,000,000 shares of Company common stock (as adjusted for the August 11, 2006 two-for-one stock split) may be credited to Plan Accounts, except that any share credits to a Plan Account which are forfeited pursuant to Section 15 may again be credited under the Plan.

If the Company shall at any time increase or decrease the number of its outstanding shares of Company common stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Company common stock, or through a stock split, subdivision, consolidation, combination, reclassification, or re-capitalization involving the Company common stock, then the numbers, rights, and privileges of the shares that are and may be credited to the Wells Fargo & Company Stock Investment Fund under the Plan shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and non-assessable at the time of such occurrence.

Sec. 13. Voting Company Common Stock. If any credits issued pursuant to this Plan are, in the discretion of the Company, funded in a trust as described in Section 21, the Company common stock held in trust shall be voted by the trustee in its discretion.

Sec. 14 Loans and Withdrawals. A participant may not request or receive any loans or withdrawals from his or her Plan Account. The credits in a participant’s Plan Account will be paid out only as described in Sections 16, 17 and 18.

Sec. 15 Benefit on Separation from Service. Upon a Separation from Service, a participant shall be entitled to a benefit equal to the number of shares of Company common stock credited to the participant’s Plan Account, calculated as of the end of the calendar year immediately prior to the date benefits are distributed pursuant to Sections 16 or 17 (except as provided in subsection (c) of this Section 15), multiplied by the vested percentage determined under either Sec. 9.1, Sec. 9.2 or Sec. 9.3 of the 401(k) Plan that would be applicable to the participant at the time the Separation from Service occurs, disregarding, however, Sec. 9.2(a)(3) and (4) of the 401(k) Plan.

(a)	Any portion of the participant’s Plan Account that is not vested at the time the Separation from Service occurs shall be forfeited.

(b)

For purposes of this Plan, a participant’s “Separation from Service” occurs upon his or her death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Code section 409A and the applicable regulations thereunder as in effect from time to time. The Plan Administrator shall determine in each case when a participant’s Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Plan Administrator shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and the participant reasonably anticipate that, after that date, the participant will render no further services, or the participant’s level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of the participant’s bona fide services (either as an employee or independent contractor) previously in effect for such participant over the immediately preceding 36-month period (or the participant’s entire period of service, if the participant has been providing services for less than 36 months).

The following presumptions shall also apply to all such determinations:

(1)	Transfers. A Separation from Service has not occurred upon the participant’s transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2)	Medical leave of absence. Where the participant has a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which the participant would not be considered “disabled” under any disability policy of the Company or Affiliate under which the participant is then receiving a benefit; or (B) the first day on which the participant’s medical leave of absence period exceeds 29 months.

(3)	Military leave of absence. Where the participant has a military leave of absence, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which the participant is entitled to reemployment rights under USERRA.

(4)	Salary continuation leave. A Separation from Service has occurred on the first day of the Participant’s salary continuation leave taken under the Company’s salary continuation leave program.

(5)	Other leaves of absence. In the event that the participant is on a bona fide leave of absence, not otherwise described in this Section 15(b), from which he or she has not returned to employment with the Company or an Affiliate, the participant’s Separation from Service has occurred on the first day on which the participant’s leave of absence period exceeds six months or, if earlier, upon the participant’s termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this section).

(6)	Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the participant becomes an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

(c)	If a Participant has a Separation from Service and is later reemployed by a Participating Employer, the Participant will be entitled to a distribution of his or her Plan Account pursuant to Section 15 upon his or her Separation from Service notwithstanding the Participant’s reemployment. Any unvested amounts in the Participant’s Plan Account that were forfeited by the Participant pursuant to subsection (a) of this Section 15 upon his or her Separation from Service will be reinstated upon his or her reemployment, provided that the Participant would be entitled to reinstatement of any forfeited benefit under the 401(k) Plan at the time of such reemployment.

Sec. 16 Form and Time of Payment of Benefits Upon Separation from Service. Payment of Plan benefits to a participant upon the participant’s Separation from Service will be made according to the following provisions:

(a)	If the individual became a participant in this Plan on or after January 1, 2008, the entire vested benefit shall be paid in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year.

(b)	If the individual became a participant in this Plan prior to January 1, 2008 and is employed by a Participating Employer on January 1, 2008, he or she may file an irrevocable written election with the Plan Administrator on or before December 31, 2008 (which election shall be effective January 1, 2009) that his or her vested benefit shall be paid either (i) in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, or (ii) in the form of a specified number of annual installments, which shall be not less than 2 and not more than 10, with the first installment commencing as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year. If a participant subject to this subsection (b) fails to file such an election by December 31, 2008:

(1)	If the participant had filed an election under the provisions of the Plan in effect prior to 2008 designating the form of payment, the participant’s vested benefit shall be paid pursuant to that previous election as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year.

(2)	If no previous election had been filed by the participant, the vested benefit will be paid in a lump sum as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year.

(c)

Payment to the participant will be in the form of whole shares of common stock with cash for any fractional share, net of any required withholding taxes. If the participant is to receive payment in installments, the amount of each installment will be equal to the total amount of the participant’s vested Plan Account at the time the installment is to be paid divided by the number of installments remaining to be made, including the current installment, and the whole shares of Company common stock and cash for any fractional share to be distributed shall be deducted from the total amount of the participant’s vested Plan Account.

(d)	Notwithstanding anything in this Section 16 to the contrary,

(1)	For participants who incur a Separation from Service on or after January 1, 2008, if the total value of the participant’s vested Plan Account balance (together with all other vested account balances of the participant under any other deferred compensation plan of the Company or an Affiliate required to be aggregated with this Plan under Code section 409A) on the December 31 immediately following the participant’s Separation from Service (or if the participant’s Separation from Service occurs on December 31, as of that date) is less than the limit in effect under Code section 402(g) for the year in which the Separation from Service occurs, the participant shall receive a lump sum distribution of his or her entire vested Plan Account as soon as administratively feasible after the January 1 following the calendar year in which the participant’s Separation from Service occurs, but no later than the December 31 of that calendar year. For participants who incurred a Separation from Service prior to January 1, 2008 and who have not commenced distribution of their vested Plan Account balance prior to January 1, 2008, if the total value of the participant’s vested Plan Account balance (together with all other vested account balances of the participant under any other deferred compensation plan of the Company or an Affiliate required to be aggregated with this Plan under Code section 409A) on December 31, 2008 is less than the limit in effect under Code section 402(g) for the 2008 calendar year, the participant shall receive a lump sum distribution of his or her entire vested Plan Account as soon as administratively feasible after January 1, 2009, but no later than December 31, 2009.

(2)	If the Plan Administrator determines that the participant is a “Specified Employee” for purposes of Code section 409A, no lump sum or installment shall be paid to the participant prior to the date that is six months after the date the participant’s Separation from Service occurred. Any payment that would otherwise be made on an earlier date pursuant to the foregoing provisions of this Section 16 shall be delayed to the extent necessary to comply with the previous sentence.

(A)	For purposes of this Plan, a Specified Employee means:

(1)	any participant who is a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on the specified employee identification date. For purposes of determining “key employee” status under Code section 416(i)(1)(A)(i), except as required under such provision and the regulations thereunder, the term “officer” shall refer to an employee of the Company or an Affiliate with the title Senior Vice President or above, and

(2)	any participant who served as a member of the Company’s Management Committee at any time during the 12-month period ending on the specified employee identification date.

(B)	For purposes of applying Code section 409A, the “specified employee identification date” is each December 31. Any person described in paragraph (A) on a specified employee effective date shall be treated as a Specified Employee for the entire 12-month period beginning on the following April 1.

(C)	Notwithstanding paragraphs (A) and (B) of this subsection (d)(2), in the event of a corporate transaction to which the Company or an Affiliate is a party, the Plan Administrator may, in his or her discretion, establish a method for determining Specified Employees pursuant to Treasury Regulation Section 1.409A-1(i)(6).

(e)	If an individual who became a participant in this Plan prior to January 1, 2008 was not employed by a Participating Employer on that date, any benefit to which the individual is entitled under the Plan shall be paid pursuant to the terms of the Plan and any election made by the participant that were in effect on December 31, 2007, subject to the requirements of subsection (d)(2) if the individual’s Separation from Service occurred on or after January 1, 2005.

Sec. 17 Death Benefits. If a participant dies while employed, or dies after incurring a Separation from Service but before receiving his or her benefit under this Plan, the participant’s remaining vested Plan Account (determined as provided in Section 15) shall be paid in a lump sum to the participant’s Beneficiary determined under the 401(k) Plan as soon as administratively feasible after the January following the calendar year in which the participant dies, but no later than the December 31 of that calendar year. Payment to the Beneficiary will be in the form of whole shares of Company common stock with cash for any fractional share, net of any required withholding taxes.

Sec. 18 Adjustments Upon the Occurrence of Certain Business Transactions. If the Company shall merge or consolidate with another corporation and the Company is not the surviving corporation (a “Transaction”), and the consideration received by the holders of common stock of the Company in the Transaction consists only of common stock of another publicly owned corporation whose outstanding stock is listed on the New York Stock Exchange or quoted in the NASDAQ National Market System (“Publicly-Traded Stock”), each share of Company common stock credited to a participant’s Plan Account shall be converted to a credit for the number of shares of Publicly-Traded Stock which the holder of a share of Company common stock is entitled to receive in such Transaction and, beginning on and after the effective date of the Transaction, any future credits to Plan Accounts or payment of vested benefits payable in the form of shares of common stock shall be made in the form of shares of such Publicly-Traded Stock.

If the consideration received by the holders of common stock of the Company in a Transaction consists of any consideration other than Publicly-Traded Stock, each share of Company common stock credited to a participant’s Plan Account shall be restated as credits for cash in an amount equal to the number of shares of Company common stock credited to a participant’s Plan Account immediately prior to the effective date of the Transaction multiplied by the average of the high and low prices of a share of Company common stock on the New York Stock Exchange for each of the five trading days preceding the effective date of the Transaction. Such cash shall automatically be deemed to be invested in one or more investment accounts that conform to the investment fund options then provided by the 401(k) Plan, upon such terms and conditions as may be established by the Human Resources Committee of the Board of Directors.

Sec. 19 Nonassignability. A participant’s Plan Account and the shares of Company common stock credited to a participant’s Plan Account are not assignable or transferable by a participant or Beneficiary nor shall any participant or Beneficiary have the power to anticipate, alienate, dispose of, pledge or encumber his or her Plan Account while the Plan Account is in the possession and control of the Company. The Plan Administrator shall not recognize any attachment, garnishment, execution of judgment or other legal process while the participant’s Plan Account is in the possession and control of the Company. The designation of a Beneficiary by a participant does not constitute a transfer.

Sec. 20 Unsecured Obligation. The obligations of the Company to make payments under this Plan constitute only the unsecured (but legally enforceable) promise of the Company to make such payments. The participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of the Company. The Company will pay the cost of this Plan out of its general assets. All references to Account, Accounts, gains, losses, income, expenses, payments and the like are included merely for the purpose of measuring the Company’s obligation to participants in this Plan and shall not be construed to impose on the Company the obligation to create any separate fund for purposes of this Plan.

Sec. 21 Trust Fund. If the Company chooses to fund credits to participants’ Plan Accounts, all cash contributed for such funding shall be held and administered in trust in accordance with the terms and provisions of a trust agreement between the Company and the appointed trustee or any duly appointed successor trustee. All Company common stock or other funds in the trust shall be held on a commingled basis and shall be subject to the claims of general creditors of the Company. Plan Accounts shall be for bookkeeping purposes only, and the establishment of Plan Accounts shall not require segregation of trust assets.

Sec. 22 No Guarantee of Employment. Participation in this Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights of a Participating Employer to determine the duration of a participant’s employment or the terms and conditions of such employment.

Sec. 23 Withholding of Taxes. The benefits payable under this Plan shall be subject to the deduction of the amount of any federal, state or local income taxes, Social Security tax, Medicare tax or other taxes required to be withheld from such payments by applicable laws and regulations. Any Social Security or Medicare tax which is required to be withheld based on credits to a participant’s Plan Account for a year may be withheld from other compensation payable to the participant by the Participating Employers for that year, or if no such withholding is possible, may be deducted from the amounts credited to the participant’s Plan Account.

Sec. 24 Administration. For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan Administrator shall be the Company’s Executive Vice President of Human Resources. The Plan Administrator or its delegatee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Plan Administrator’s powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem necessary; (d) discretionary authority to interpret the terms of the Plan; (e) authority to adopt procedures for implementing the Plan, including policies for determining when a participant has a Separation from Service and for determining whether a participant is a Specified Employee; and (f) discretionary authority to determine participants’ eligibility for benefits under the Plan or the amount of such benefits; and to resolve all issues of fact and law in connection with such determinations.

Sec. 25 Claims Procedure. The Company shall establish a claims procedure consistent with the requirements of ERISA. Such claims procedure shall provide adequate notice in writing to any participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant and shall afford a reasonable opportunity to a claimant whose claim for benefits has been denied for a full and fair review by the Company of the decision denying the claim. If no such claims procedure has been established for this Plan, any claim shall be processed according to the claims procedure in effect under the 401(k) Plan.

Sec. 26 Construction and Applicable Law. This Plan is intended to be construed and administered as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be construed and administered according to the laws of the State of Minnesota to the extent that such laws are not preempted by ERISA.

Sec. 27 Agent for Legal Process. The Plan Administrator shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

Sec. 28 Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner; provided, that to the extent required by applicable law, rule or regulation, the stockholders of the Company must approve any amendment to (i) increase the number of shares of common stock to be credited under this Plan (except for adjustments by reason of stock dividends, stock splits, subdivision, consolidations, combinations, reclassifications or recapitalizations), or (ii) make other material revisions to this Plan. No such action shall deprive any participant of any benefits to which he or she would have been entitled under the Plan if the participant’s Separation from Service had occurred on the day prior to the date such action was taken, unless agreed to by the participant. Upon any termination of this Plan, all credits to Plan Accounts under Sections 7 and 8 shall cease but the Plan shall continue in effect for the purpose of distributing benefits that had accrued prior to the termination pursuant to the provisions hereof as if the termination had not occurred, unless the Company takes action in accordance with Code section 409A and the regulations thereunder to cause an earlier distribution of Plan benefits.

Notwithstanding any provision of this Plan to the contrary, in the event the maximum number of shares that can be credited to Plan Accounts under Section 12 is reached and, if required by applicable law, rule or regulation, the stockholders of the Company have not approved an amendment of this Plan increasing said maximum, all further credits under this Plan shall cease until such time as the stockholders of the Company give said required approval of such an amendment increasing the maximum allocation, unless otherwise determined by the Company’s Board of Directors.

Sec. 29 Savings Clause Relating to Compliance with Code Section 409A. To the extent any provision of this Plan does not satisfy the requirements of Code section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Code section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan to the contrary, and to the extent not prohibited by Code section 409A, the provisions of the Plan and the rights of participants and Beneficiaries hereunder shall be deemed to have been modified accordingly.

Sec. 30 Effective Date of the Plan. The effective date of this restated Plan is January 1, 2008. The Plan’s original effective date was July 1, 1988. The Plan was previously restated in its entirety effective January 1, 2004.